UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                 June 20, 2007

RED LAKE EXPLORATION, INC.
(Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation)	000-52055 (Commission File Number)	00-0000000 (I.R.S. Employer Identification No.)
10168 Lawson, Richmond, British Columbia, Canada (Address of principal executive offices)		V7E 5M3 (Zip Code)

Registrant’s telephone number, including area code  (604) 961-0301

n/a
(Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN REPORT

Item 5.01.

Changes in Control of Registrant.

On June 20 and June 22, 2007, there was a change in control in the voting shares of Red Lake.  The basis of the change in control was a cancellation of 1,750,000 shares, which were returned to treasury, and a transfer of shares from one controlling shareholder to two others.

On June 20, 2007, John Di Cicco agreed to return 1,750,000 of his shares to the Company for cancellation, which represented 31.7% of the issued and outstanding shares of Common Stock in the capital of Red Lake.

On June 21, 2007, Mr. Di Cicco reached an agreement to sell pursuant to two separate private transactions an aggregate 1,071,430 of his remaining shares.  Mr. Di Cicco sold 535,715 shares to Kevin Mitchell for a sale price of $1,071.43 of Mr. Mitchell’s personal funds.  Mr. Di Cicco also sold 535,715 shares to Laboa Holdings Inc. for a sale price of $1,071.43 of Laboa’s working capital.  The shares were transferred to the purchasers on June 22, 2007

As a result of the share cancellation and the share transfer, Mr. Di Cicco now owns 178,570 shares, which represents 4.7% of the issued and outstanding shares of the Common Stock of Red Lake.  Mr. Mitchell and Laboa Holdings Inc. each own 535,715 shares, which each represents 14.2% of the issued and outstanding shares of Common Stock in the capital of Red Lake.

Form 8-K	Red Lake Exploration, Inc.	Page 2

Prior to the cancellation of shares and the transfer of shares, no shareholder beneficially owned 5% or more of the issued and outstanding shares of common stock, with the exception of Mr. Di Cicco, who owned 54.3% of the issued and outstanding shares of Common Stock.

John Di Cicco has reached an arrangement with Kevin Mitchell whereby Mr. Mitchell will assist Red Lake in identifying, valuating, and acquiring mineral exploration properties in Chile.  Mr. Mitchell is currently residing in Chile has been for the past 18 years.  Mr. Mitchell has been involved with mineral exploration properties in Chile since 1991.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Red Lake Exploration, Inc. has caused this report to be signed on its behalf by the undersigned duly authorized person.

RED LAKE EXPLORATION, INC.

Dated:  June 27, 2007

By:      /s/ John Di Cicco

John Di Cicco – CEO & President